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                                                                   EXHIBIT 10.12

                                                                 [LANDMARK LOGO]

April 6, 1999
                                  REVISED OFFER
Mr. Bruce Lovett
12715 Nathan Lane
Herndon, VA 20170

Dear Bruce:

Based on our discussions, I am pleased to offer you the position of Vice President of Marketing (Grade 11 Level) at Landmark Systems Corporation beginning on or about April 12, 1999. Your starting monthly salary will be $11,250 (which equates to $135,000 per year), payable in semi-monthly installments.

In addition, you will also be eligible to participate in the 1999 Incentive Pay Plan (currently targeted at $40,000 per year) which is payable quarterly in arrears, based on achieving specifically defined Revenue and Net Income objectives as detailed in a separate bonus program. Bonus payments will be made at the end of the month following the end of each calendar quarter.

Along with your cash compensation, subject to approval and grant by Landmark's Stock Option Committee, you will receive options to purchase 35,000 shares of Landmark common stock at an exercise price per share equal to the then current market value of Landmark common stock. It is anticipated that the option would be granted effective the start date. The option will vest each year on the anniversary of the date of grant in an amount equal to twenty-five percent of the total grant. On the fourth anniversary of the date of grant, the option will be fully vested. A copy of the Stock Option Plan is enclosed.

Finally, if Landmark terminates your employment without cause you will receive six months of your salary as a severance package. For these purposes, cause will be defined to include criminal wrongdoing, willful misconduct and gross negligence.

This employment offer is contingent because Landmark is strongly committed to maintaining a drug and alcohol free workplace in order to provide for a safe and productive work environment. Therefore, the Company requires a drug-screening test as a condition of employment. IF YOU WISH TO ACCEPT THIS CONTINGENT OFFER, YOU MUST MAKE ARRANGEMENTS WITHIN 48 HOURS OF RECEIPT OF THIS LETTER FOR A URINE ANALYSIS DRUG TEST. PLEASE BRING PHOTO IDENTIFICATION WITH YOU WHEN TAKING THE TEST. Attached is a listing of Workplace Medical Services Collection Sites with address and phone numbers and a Donor Information Sheet that explains the process. Landmark will pay for testing. The results of this test will become the confidential information of Landmark Systems Corporation. Final confirmation of this contingent offer will be made upon receiving a report from the Medical Review Officer. We need to have a report on your testing prior to starting work.

                                                 LANDMARK SYSTEMS CORPORATION(R)

                                                      8000 TOWERS CRESCENT DRIVE
                                                     VIENNA, VIRGINIA 22182-2700
                                                   (703) 902-8000 (800) 775-5675


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Mr. Bruce Lovett                                     REVISED OFFER
April 6, 1999
Page Two


If your pre-employment drug testing results are negative, we would anticipate your start date to be on or about APRIL 12, 1999. On your first day of employment, someone from Human Resources will go over the details of your employment forms.

A NEW HIRE BENEFITS PACKAGE was given to you earlier. You need to be aware of the fact that neither this offer letter nor the new hire benefits package constitutes a contract for employment for a specified period of time. Please review the material and bring the completed enrollment forms to Human Resources on your first day. If you have any questions in advance of joining Landmark please contact Thelma Allen, Human Resources Manager at 703/902-8000.

As a new Landmark employee, you are required to sign and date the enclosed CONFIDENTIALITY AGREEMENT, which protects Landmark's proprietary rights as well as those of other companies. We encourage you to examine any other proprietary agreements to which you are bound to ensure compliance with Landmarks.

You will need to complete the enclosed Employment Verification Form I-9, required by the Immigration Reform and Control Act of 1986, and bring it and the required documents with you on your first day of employment. If you do not have, or have lost one of these documents, you must apply for a replacement immediately and present a receipt for its application within three business days of your start date.

Please sign the copy of this letter along with the Informed Consent and Release of Liability Form, indicating your conditional acceptance and return it for our file. This offer remains in effect until APRIL 9, 1999.

I look forward to your accepting this offer.

Sincerely

/s/ RALPH ALEXANDER

Ralph Alexander
President
Chief Operating Officer


RA/aa
Encl./as

ACKNOWLEDGEMENT:                Bruce Lovett: /s/ BRUCE LOVETT
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Date Signed: 5-3-99             Anticipated start date: 5-3-99
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